Exhibit 99.1

Farmer Bros. Co. Reports Third Quarter Fiscal 2020 Financial Results and Provides COVID-19 Update

NORTHLAKE, Texas, May 7, 2020 (GLOBE NEWSWIRE) - Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its third fiscal quarter ended March 31, 2020. The Company also provided an update on its response to the COVID-19 pandemic.

Third Quarter Fiscal 2020 Highlights:

•	Volume of green coffee processed and sold decreased by 2.2 million to 25.7 million pounds, a 7.9% decrease over the prior year period partially due to the impact of COVID-19 pandemic discussed below;

◦	Green coffee pounds processed and sold through our DSD network were 8.4 million, or 32.5% of total green coffee pounds processed and sold

◦	Direct ship customers represented 17.1 million, or 66.4%, of total green coffee pounds processed and sold

◦	Distributor customers represented 0.3 million pounds, or 1.0%, of total green coffee pounds processed and sold

•	Net sales were $129.1 million, a decrease of $17.5 million, or 12.0%, from the prior year period;

•	Gross margin increased to 29.4% from 27.2% in the prior year period;

•	Operating expenses as percentage of sales, inclusive of a $42.0 million intangible asset impairment charge increased to 64.4% from 31.4% in the prior year period;

•	Net loss was $39.8 million compared to net loss of $51.7 million in the prior year period; and

•	Adjusted EBITDA was $6.6 million compared to $4.5 million in the prior year period.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“Farmer Brothers has moved rapidly to address unprecedented challenges associated with the COVID-19 pandemic and I am proud of the way we have adapted our operations to new ways of working,” said Deverl Maserang, President and CEO. “Our response to the COVID-19 crisis has been focused on three priorities including: protecting the health and safety of our employees and customers; preserving liquidity and supporting the long-term sustainability of our business; and pivoting our business to accelerate many of our strategies including our e-commerce initiatives, expanding our roastery direct services, and enhancing pop-up and additional retail sales opportunities. I am encouraged by the significant progress we saw through January, February and early March across both DSD and Direct Ship. Prior to the COVID-19 pandemic, we were on track to exceed our expectations and deliver adjusted EBITDA in excess of prior quarters, demonstrating that our strategies are working. We continue to believe our turnaround strategy provides the foundation we need to position Farmer Brothers to support our customers through this crisis and beyond.”

COVID-19 Business Update:

The COVID-19 pandemic and the related shelter-in-place orders, as well as changes in recent consumer behavior, have had an adverse impact on certain of the Company's DSD customers, particularly restaurants, hotels, casinos and coffeehouses. Many of these customers have been forced to close or curtail operations, and are purchasing at reduced volumes if at all. As a result, in the last two weeks of March and into April, sales from the Company’s DSD customers declined between 65% to 70% from the pre COVID-19 pandemic average sales. The Company is unable to predict the rate at which these customers will resume operations and purchases as shelter-in-place restrictions are lifted. We do not expect to see a meaningful improvement in our operating results until federal, state and local government authorities ease travel bans and restrictions, quarantines, shelter-in-place orders, and shutdowns.

Farmer Brothers continues to take the appropriate steps to enhance its operational and financial flexibility and ensure its long-term sustainability. To date, the Company has taken the following actions in response to the COVID-19 pandemic:

•	Temporarily decreased compensation to executive leadership, members of the Board of Directors, and corporate team members and all exempt employees (except route sales representatives);

•	Reduced headcount and furloughed employees;

•	Reduced spending, including, among other items:

•	Instituting a moratorium on all travel;

•	Reducing plant production costs at two of our plants;

•	Reducing capital expenditures;

•	Implementing cost controls throughout our coffee brewing equipment program service network; and

•	Reducing our DSD supply chain network costs.

•	Commenced negotiations with landlords on rent, operating expenses and leases;

•	Drew down $42.0 million in April 2020 on its $125.0 million revolving credit facility to increase the Company’s cash position and preserve financial flexibility; and

•	Prepared to apply for appropriate relief under the Main Street Lending program of the CARES Act as we obtain additional guidance.

We expect these actions will improve our cost structure to mitigate the impact of the COVID-19 pandemic on our operating results and liquidity, however there are no assurances at this time. As a result, we are exploring several different opportunities and access to various capital resources to provide additional near-term liquidity.

At this time it is not possible to predict the duration and scope of the COVID-19 pandemic or its short and longer-term impact on the demand for our products and services.

Third Quarter Fiscal 2020 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three and nine months ended March 31, 2020 and 2019 (unaudited).

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
(In thousands, except per share data)
Income statement data:
Net sales	$129,139	$146,679	$420,237	$453,892
Gross margin	29.4%	27.2%	29.2%	31.1%
Loss from operations	$(45,169)	$(6,102)	$(29,407)	$(7,678)
Net loss	$(39,777)	$(51,749)	$(27,369)	(64,835)
Net loss available to common stockholders per common share—diluted	$(2.32)	$(3.05)	$(1.62)	$(3.84)

Operating data:
Coffee pounds	25,678	27,873	80,995	80,719
EBITDA(1)	$(32,272)	$639	$(1,980)	$2,109
EBITDA Margin(1)	(25.0)%	0.4%	(0.5)%	0.5%
Adjusted EBITDA(1)	$6,563	$4,535	$18,028	$27,945
Adjusted EBITDA Margin(1)	5.1%	3.1%	4.3%	6.2%

Other data:
Capital expenditures related to maintenance	$3,163	$4,434	$10,622	$17,001
Total capital expenditures	$4,107	$7,273	$13,114	$30,393
Depreciation and amortization expense	$7,333	$7,600	$22,544	$23,230

(1) EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the third quarter of fiscal 2020 were $129.1 million, a decrease of $17.5 million, or 12.0%, from the prior year period. The decrease in net sales was driven primarily by lower sales of coffee, beverage and allied products sold through our DSD network due to the COVID-19 pandemic, as well as the sale of our office coffee business in July 2019 and net customer attrition. The impact of the COVID-19 pandemic on DSD revenues in the last two weeks of March 2020 was a decline of approximately 65% to 70% compared to the pre-COVID sales run rates as our customer base had either limited operations, or had closed their doors in compliance with the federal, states and local governments' restrictions on social distancing. The largest DSD revenue declines were from restaurants, hotels and casino channels, while demand from healthcare and C-stores channels were impacted less. Our direct ship sales declined compared to the prior year period due to lower coffee volume and the impact of coffee prices for our cost plus customer, partially offset by favorable customer mix shift.

Gross profit in the third quarter of fiscal 2020 was $37.9 million, a decrease of $2.0 million, or 4.9% from the prior year period and gross margin increased to 29.4% from 27.2%. The increase in gross margin was primarily driven by lower reserves for slow moving inventories, lower freight costs, lower coffee brewing equipment costs and improved production variances.

Operating expenses in the third quarter of fiscal 2020 increased $37.1 million, or 80.7%, to $83.1 million, from $46.0 million, and as a percentage of net sales increased to 64.4% compared to 31.4% of net sales, in the prior year period. The increase in operating expenses was primarily due to impairments of goodwill and intangible assets of $42.0 million, partially offset by a $2.5 million decrease in selling expenses and a $2.5 million decrease in general and administrative expenses. Impairment of goodwill and intangible assets was primarily associated with our annual impairment test as of January 31, 2020, adjusted further by the impact of the COVID-19 pandemic that had a negative impact on the fair value of our assets. The decrease in selling expenses was primarily driven by efficiencies realized from DSD route optimization, lower DSD sales commissions and travel expenses. The decrease in general and administrative expenses was associated primarily with reductions in third party costs, lower headcount, the absence of Boyd Coffee integration costs and one-time credit for employee incentive cost due to the reversal of the fiscal 2020 management incentive compensation accrual, partially offset by the COVID-19 pandemic related severance costs.

Interest expense in the third quarter of fiscal 2020 decreased $0.5 million to $2.5 million as compared to $3.0 million in the prior year period principally due to lower pension interest expense and less borrowings on our credit facility.

In March 2020, we announced the termination of our postretirement medical benefit plan, effective January 1, 2021. The announcement triggered a re-measurement, and resulted in curtailment gains of $5.8 million in the three months ended March 31, 2020.

Other, net in the third quarter of fiscal 2020 increased by $0.6 million to $1.1 million in the quarter compared to $0.5 million in the prior year period primarily due to lower mark-to-market net losses on coffee-related derivative instruments not designated as accounting hedges.

Income tax benefit was $1.0 million in the third quarter of fiscal 2020 as compared to income tax expense of $43.2 million in the prior year period. The tax benefit is primarily due to the previously recorded valuation allowance and change in our estimated deferred tax liability during the three months ended March 31, 2020 as compared to the prior year period.

As a result of the foregoing factors, net loss was $39.8 million in the third quarter of fiscal 2020 as compared to net loss of $51.7 million in the prior year period. Net loss available to common stockholders was $39.9 million, or $2.32 per common share available to common stockholders-diluted, in the third quarter of fiscal 2020, compared to net loss available to common stockholders of $51.9 million, or $3.05 per common share available to common stockholders-diluted, in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Non-GAAP Financial Measures section on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Adjusted EBITDA was $6.6 million in the third quarter of fiscal 2020, as compared to Adjusted EBITDA of $4.5 million in the prior year period, and Adjusted EBITDA Margin was 5.1% in the third quarter of fiscal 2019, as compared to Adjusted EBITDA Margin of 3.1% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $595.9 million in fiscal 2019. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Deverl Maserang, Chief Executive Officer, and Scott Drake, Chief Financial Officer, will host an audio-only investor conference call today, May 7, 2020, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the third fiscal quarter ended March 31, 2020. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/8i2ympzm and at the Company’s website www.farmerbros.com under “Investor Relations.” The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 7995014.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”).Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, duration of the COVID-19 pandemic’s disruption to the Company’s business and customers, levels of consumer confidence in national and local economic business conditions, the duration and magnitude of the pandemic’s impact on unemployment rates, the success of the Company’s strategy to recover from the effects of the pandemic, the success of the Company's turnaround strategy, the five key initiatives, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC. The results of operations for the three and nine months ended March 31, 2020 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Net sales	$129,139	$146,679	$420,237	$453,892
Cost of goods sold	91,190	106,779	297,662	312,513
Gross profit	37,949	39,900	122,575	141,379
Selling expenses	31,968	34,422	100,488	111,323
General and administrative expenses	8,833	11,306	32,839	32,063
Restructuring and other transition expenses	—	26	—	4,700
Net gains from sales of assets	287	248	(23,375)	971
Impairment of goodwill and intangible assets	42,030	—	42,030	—
Operating expenses	83,118	46,002	151,982	149,057
Loss from operations	(45,169)	(6,102)	(29,407)	(7,678)
Other (expense) income:
Interest expense	(2,478)	(2,981)	(7,885)	(9,165)
Postretirement benefits curtailment and pension settlement charge	5,760	—	5,760	(10,948)
Other, net	1,076	495	2,941	2,105
Total other expense	4,358	(2,486)	816	(18,008)
Loss before taxes	(40,811)	(8,588)	(28,591)	(25,686)
Income tax (benefit) expense	(1,034)	43,161	(1,222)	39,149
Net loss	$(39,777)	$(51,749)	$(27,369)	$(64,835)
Less: Cumulative preferred dividends, undeclared and unpaid	139	134	414	400
Net loss available to common stockholders	$(39,916)	$(51,883)	$(27,783)	$(65,235)
Net loss available to common stockholders per common share—basic	$(2.32)	$(3.05)	$(1.62)	$(3.84)
Net loss available to common stockholders per common share—diluted	$(2.32)	$(3.05)	$(1.62)	$(3.84)
Weighted average common shares outstanding—basic	17,230,879	17,003,206	17,161,477	16,982,247
Weighted average common shares outstanding—diluted	17,230,879	17,003,206	17,161,477	16,982,247

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	March 31, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$26,389	$6,983
Accounts receivable, net	50,889	55,155
Inventories	85,934	87,910
Income tax receivable	1,020	1,191
Short-term derivative assets	2,833	1,865
Prepaid expenses	6,230	6,804
Total current assets	173,295	159,908
Property, plant and equipment, net	169,361	189,458
Goodwill	—	36,224
Intangible assets, net	21,264	28,878
Other assets	9,144	9,468
Long-term derivatives assets	470	674
Right-of-use operating lease assets	21,789	—
Total assets	$395,323	$424,610
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	59,577	72,771
Accrued payroll expenses	14,329	14,518
Operating leases liabilities - current	6,031	—
Short-term derivative liabilities	1,401	1,474
Other current liabilities	6,476	7,309
Total current liabilities	87,814	96,072
Long-term borrowings under revolving credit facility	80,000	92,000
Accrued pension liabilities	45,145	47,216
Accrued postretirement benefits	9,065	23,024
Accrued workers’ compensation liabilities	5,000	4,747
Operating lease liabilities - noncurrent	16,010	—
Other long-term liabilities	4,553	4,057
Total liabilities	$247,587	$267,116
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of March 31, 2020 and June 30, 2019; liquidation preference of $16,038 and $15,624 as of March 31, 2020 and June 30, 2019, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,231,473 and 17,042,132 shares issued and outstanding as of March 31, 2020 and June 30, 2019, respectively	17,234	17,042
Additional paid-in capital	61,027	57,912
Retained earnings	118,394	146,177
Accumulated other comprehensive loss	(48,934)	(63,652)
Total stockholders’ equity	$147,736	$157,494
Total liabilities and stockholders’ equity	$395,323	$424,610

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Nine Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(27,369)	$(64,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,544	23,230
Restructuring and other transition expenses, net of payments	—	1,886
Deferred income taxes	—	40,078
Impairment of goodwill and intangible assets	42,030	—
Postretirement benefits curtailment and pension settlement charge	(5,760)	10,948
Net gains from sales of assets	(23,375)	971
Net losses on derivative instruments	9,830	9,228
Other adjustments	3,698	4,981
Change in operating assets and liabilities:
Accounts receivable	3,745	(7,651)
Inventories	1,004	3,937
Derivative assets/liabilities, net	(2,472)	(13,229)
Other assets	1,510	180
Accounts payable	(13,194)	8,466
Accrued expenses and other liabilities	(4,126)	(10,690)
Net cash provided by operating activities	$8,065	$7,500
Cash flows from investing activities:
Purchases of property, plant and equipment	(13,114)	(30,393)
Proceeds from sales of property, plant and equipment	36,733	143
Net cash provided (used) in investing activities	$23,619	$(30,250)
Cash flows from financing activities:
Proceeds from revolving credit facility	$48,000	$50,642
Repayments on revolving credit facility	(60,000)	(17,417)
Payments of finance lease obligations	(40)	(185)
Payment of financing costs	(367)	(1,041)
Proceeds from stock option exercises	129	507
Net cash (used) provided by financing activities	$(12,278)	$32,506
Net increase in cash and cash equivalents	$19,406	$9,756
Cash and cash equivalents at beginning of period	6,983	2,438
Cash and cash equivalents at end of period	$26,389	$12,194

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)
(In thousands)
	Nine Months Ended March 31,
	2020	2019
Supplemental disclosure of non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$1,130	$739
Non-cash portion of earnout receivable recognized—spice assets sale	$—	$592
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$—	$1,000
Non-cash issuance of 401-K common stock	$163	$—
Cumulative preferred dividends, undeclared and unpaid	$414	$400

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	restructuring and other transition expenses;

•	severance costs;

•	proxy related expenses;

•	non-recurring costs associated with the COVID-19 pandemic;

•	net gains and losses from sales of assets;

•	non-cash pension and postretirement benefits; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension and postretirement benefits resulting from the amendment and termination of the Farmer Bros. pension and postretirement benefits plans and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net loss to EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2020	2019	2020	2019
Net loss, as reported	$(39,777)	$(51,749)	$(27,369)	$(64,835)
Income tax (benefit) expense	(1,034)	43,161	(1,222)	39,149
Interest expense (1)	1,206	1,627	4,067	4,565
Depreciation and amortization expense	7,333	7,600	22,544	23,230
EBITDA	$(32,272)	$639	$(1,980)	$2,109
EBITDA Margin	(25.0)%	0.4%	(0.5)%	0.5%
____________
(1) Excludes interest expense related to pension plans and postretirement benefits.
Set forth below is a reconciliation of reported net loss to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2020	2019	2020	2019
Net loss, as reported	$(39,777)	$(51,749)	$(27,369)	$(64,835)
Income tax (benefit) expense	(1,034)	43,161	(1,222)	39,149
Interest expense(1)	1,206	1,627	4,067	4,565
Depreciation and amortization expense	7,333	7,600	22,544	23,230
ESOP and share-based compensation expense	1,418	1,238	3,197	3,095
Restructuring and other transition expenses(2)	—	26	—	4,700
Net losses (gains) from sales of other assets	287	248	(23,375)	971
Impairment of goodwill and intangible assets	42,030	—	42,030	—
Non-recurring costs associated with the COVID-19 pandemic	129	—	129	—
Proxy contest-related expenses	204	—	463	—
Acquisition and integration costs	—	2,384	—	6,122
Postretirement benefits curtailment and pension settlement charge	(5,760)	—	(5,760)	10,948
Severance	527	—	3,324	—
Adjusted EBITDA	$6,563	$4,535	$18,028	$27,945
Adjusted EBITDA Margin	5.1%	3.1%	4.3%	6.2%
____________
(1) Excludes interest expense related to pension plans and postretirement benefits.
(2) The nine months ended March 31, 2019, includes $3.4 million, including interest, assessed by the WC Pension Trust representing the Company’s share of the Western Conference of Teamsters Pension Plan ("WCTPP") unfunded benefits due to the Company’s partial withdrawal from the WCTPP as a result of employment actions taken by the Company in 2016 in connection with the Corporate Relocation Plan.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449